Exhibit (a)(6)





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                                                   PRESS RELEASE
                                                   FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

July 11, 2001

         Offer to purchase Units of limited partnership interest (the "Units") in BRAUVIN REAL ESTATE FUND L.P. 4, a Delaware limited partnership (the "Partnership") extended through August 17, 2001.

         MP FALCON GROWTH FUND, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MP VALUE FUND 7, LLC; MP VALUE FUND 4, LLC; MP DEWAAY FUND, LLC; MORAGA FUND 1, L.P; MORAGA GOLD, LLC; MP INCOME FUND 13, LLC; STEVEN GOLD and PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND II, L.P. (the "Bidders") have extended the expiration date of their tender offer for Units of limited partnership interest in BRAUVIN REAL ESTATE FUND L.P. 4, a Delaware limited partnership (the "Partnership"). The offer has been extended through August 17, 2001.

         As of July 11, 2001 no Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above telephone number.